                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             READ-RITE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                 READ-RITE LOGO

                             READ-RITE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 25, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Read-Rite Corporation, a Delaware corporation (the "Company"), will be held on Thursday, February 25, 1999, at 10:00 a.m., local time, at the Company's facility at 44100 Osgood Road, Fremont, California, for the following purposes:

     1. To elect five directors to serve for the ensuing year or until their successors are duly elected and qualified.

     2. To amend the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 1999 fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 30, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          THE BOARD OF DIRECTORS

Milpitas, California
January 22, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
           COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                             READ-RITE CORPORATION
                             345 LOS COCHES STREET
                           MILPITAS, CALIFORNIA 95035
                            ------------------------

                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Read-Rite Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, February 25, 1999, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's facility at 44100 Osgood Road, Fremont, California.

     The proxy solicitation materials were mailed on or about January 22, 1999 to all stockholders of record on December 30, 1998 (the "Record Date").

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum, and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. ABSTAIN votes will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has not voted. Thus, a broker non-vote will not effect the outcome of the voting on a particular proposal.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company has retained ChaseMellon Shareholder Services, LLC to act as proxy solicitor for the Annual Meeting at a cost of approximately $5,500, plus expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

RECORD DATE AND PRINCIPAL OWNERSHIP

     Stockholders of record at the close of business on December 30, 1998 are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 49,107,687 shares of the Company's Common Stock were issued and outstanding. As of December 30, 1998, no entities were known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2000, stockholder proposals must be received by the Secretary of the Company no later than September 24, 1999, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company 90 days in advance of the annual or special meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Read-Rite Corporation, 345 Los Coches Street, Milpitas, California 95035, Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2000 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so no later than December 8, 1999. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2000 Annual Meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of five directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The five candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                NAME                   AGE             PRINCIPAL OCCUPATION
                ----                   ---             --------------------
Cyril J. Yansouni....................  56     Chairman of the Board of Directors and
                                              Chief Executive Officer of the Company
John G. Linvill......................  79     Professor Emeritus, Stanford
                                              University
William J. Almon.....................  66     Chairman of StorMedia, Inc.
Michael L. Hackworth.................  57     Chairman and Chief Executive Officer
                                              of Cirrus Logic, Inc.
Matthew J. O'Rourke..................  60     Retired Partner, Price Waterhouse LLP

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Yansouni has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since March 1991. Prior to joining the Company, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from December 1988 to February 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From October 1986 to December 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems which was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni also serves as a director of Informix Software, Inc. and PeopleSoft, Inc., both software companies, and of Raychem Corporation, a material sciences manufacturing company.

     Dr. Linvill has been a director of the Company since August 1991. Dr. Linvill has been a faculty member at Stanford University since 1955. Since 1989, he has been Professor Emeritus, and from 1980 to 1990, he was Director of the Center for Integrated Systems in Stanford's Electrical Engineering Department. Dr. Linvill received his A.B. degree in mathematics and physics from William Jewel College and his S.B., S.M. and Sc.D. degrees in electrical engineering from the Massachusetts Institute of Technology.

     Mr. Almon has been a director of the Company since December 1994. Since May 1994, Mr. Almon has been Chairman and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film magnetic disks for rigid disk drives, which filed a voluntary petition under Chapter 11 of the federal bankruptcy laws in October 1998. From 1989 to 1992, Mr. Almon served as the President and Chief Operating Officer of Conner Peripherals, Inc., a disk drive manufacturer, which was acquired by Seagate Technology, Inc., a customer of the Company. Mr. Almon received his B.S. degree from the United States Military Academy at West Point, and pursued graduate studies at the Georgetown University School of Economics. Mr. Almon also serves as a director of Sigma Designs, Inc., a multimedia company, and of International Manufacturing Services, a contract manufacturer.

     Mr. Hackworth has been a director of the Company since November 1995. Since August 1997, Mr. Hackworth has been the Chairman and Chief Executive Officer of Cirrus Logic, Inc, a manufacturer of semiconductors. Previously, Mr. Hackworth served as President, Chief Executive Officer and, since founding the company in January 1985, as a director of Cirrus Logic. Prior to founding Cirrus Logic, Mr. Hackworth was employed by Signetics Corporation, most recently as Senior Vice President of MOS and Linear Products.

     Mr. O'Rourke has been a director of the Company since July 1996. He joined Price Waterhouse in 1960, was admitted to partnership in 1972 and worked in various Price Waterhouse offices throughout the United States until his retirement in June 1996. He was a managing partner at Price Waterhouse's New York national office from 1994 through June 1996, prior to which he served as the managing partner for Northern California. Mr. O'Rourke holds a B.S. degree in Economics from Villanova University (Pennsylvania), and is a Certified Public Accountant in a number of states.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 30, 1998 by each director (including the Company's Chief Executive Officer), by the five other most highly compensated executive officers of the Company (one of whom was not serving as an executive officer at the end of the fiscal year) whose compensation exceeded $100,000 for fiscal 1998 (such officers, together with the Chief Executive Officer, are collectively referred to as the "Named Executive Officers"), and by all current directors and executive officers as a group:

                     NAME                       NUMBER OF SHARES    PERCENT OF TOTAL
                     ----                       ----------------    ----------------
Cyril J. Yansouni(l)..........................       955,997              1.95%
William J. Almon(2)...........................        18,500                 *
Michael L. Hackworth(3).......................        10,500                 *
John G. Linvill(4)............................        34,500                 *
Matthew J. O'Rourke(5)........................         5,700                 *
Alan S. Lowe(6)...............................        34,362                 *
Peter G. Bischoff(7)..........................        14,627                 *
Michael A. Klyszeiko(8).......................        15,571                 *
James Murphy(9)...............................         4,856                 *
Ralph Patterson(10)...........................            --                 *
All directors and executive officers as a
  group(11)...................................     1,105,816              2.25%

---------------
  *  Less than 1%

 (1) Includes 797,318 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998.

 (2) Includes 16,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998.

 (3) Includes 10,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998.

 (4) Includes 31,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998.

 (5) Includes 4,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998.

 (6) Excludes 175,051 shares issuable upon the exercise of stock options to purchase shares of Common Stock which, but for the Option Exchange Program's limitations on exercisability, would be exercisable within 60 days of December 30, 1998. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

 (7) Includes 10,669 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998. Excludes 235,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which, but for the Option Exchange Program's limitations on exercisability, would be exercisable within 60 days of December 30, 1998. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

 (8) Excludes 170,951 shares issuable upon the exercise of stock options to purchase shares of Common Stock which, but for the Option Exchange Program's limitations on exercisability, would be exercisable within 60 days of December 30, 1998. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

 (9) Excludes 81,418 shares issuable upon the exercise of stock options to purchase shares of Common Stock which, but for the Option Exchange Program's limitations on exercisability, would be exercisable within 60 days of December 30, 1998. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

(10) Mr. Patterson's employment with the Company ended on August 20, 1998.

(11) Includes 878,020 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1998. Excludes 856,920 shares issuable upon the exercise of stock options to purchase shares of Common Stock which, but for the Option Exchange Program's limitations on exercisability, would be exercisable within 60 days of December 30, 1998. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held 9 meetings during fiscal 1998.

     The Audit Committee held 4 meetings during fiscal 1998. During fiscal 1998, the Audit Committee consisted of Messrs. Linvill, Almon, Hackworth and O'Rourke. The Audit Committee reviews the financial statements and the Company's internal financial reporting systems and controls with the Company's management and independent auditors, and reviews other matters relating to the relationship of the Company with its auditors.

     The Compensation Committee held 6 meetings during fiscal 1998. During fiscal 1998, the Compensation Committee consisted of Messrs. Linvill, Almon, Hackworth and O'Rourke. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and Employee Stock Purchase Plan.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     During fiscal 1998, no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the fiscal year.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company receives a fee of $2,000 per quarter, plus $1,000 for each board meeting attended and $500 for each board committee meeting attended. Nonemployee directors also participate in the Company's 1991 Director Option Plan (the "Director Plan") and, as of July 1, 1998, in the Company's 1995 Stock Option Plan (the "1995 Plan"). Under the Director Plan, each new nonemployee director is automatically granted a nonstatutory option to purchase 6,000 shares of Common Stock on the date upon which he or she first becomes a director. Thereafter, on July 1 of each year, each nonemployee director automatically receives a nonstatutory option under the Director Plan to purchase 6,000 shares of the Company's Common Stock and a nonstatutory option under the 1995 Plan to purchase 4,000 shares of the Company's Common Stock. Options granted under the Director Plan and the 1995 Plan generally have a term of ten years, unless terminated sooner following termination of the optionee's status as a director or otherwise pursuant to the terms of the Director Plan and the 1995 Plan, respectively. The exercise price of each option granted under both plans is equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Plan and the 1995 Plan typically vest over four years (25% on each of the first four anniversaries of the grant date). Effective July 1, 1998, Messrs. Almon, Hackworth, Linvill and O'Rourke were each granted an option to purchase 6,000 shares of Common Stock under the Director Plan, and an option to purchase 4,000 shares of Common Stock under the 1995 Plan; such options have an exercise price of $9.00 per share.

     Pursuant to an October 1998 amendment to the Director Plan, a nonemployee director may elect to receive an option ("Deferral Option") to purchase the Company's common stock in lieu of receiving cash payment of fees. A nonemployee director may elect to waive fees payable in favor of a Deferral Option by submitting to the Company an election before the first business day of a given fiscal year. The election shall be irrevocable except that upon the request of an nonemployee director and based upon a showing of financial hardship caused by accident, illness or any other event beyond the nonemployee director's control, the Board of Directors may in its sole discretion allow changes to such election. Deferral Options shall be granted automatically under the Director Plan on the last business day of each fiscal year in which a nonemployee director elects to waive fees. The number of shares granted pursuant to a Deferral Option shall be equal to the fees waived, divided by 75% of the fair market value of a share of the Company's Common Stock on the date of grant. The term of a Deferral Option shall be ten (10) years, and the exercise price shall be 25% of the fair market value per share on the date of grant. A Deferral Option shall be fully vested and exercisable on the date of grant, but shall remain exercisable only while the nonemployee director remains a director of the Company and for three (3) months thereafter. Nonemployee directors shall receive fees payable for the first quarter of fiscal 1999 in cash. However, each nonemployee director may elect to waive fees payable in favor of a Deferral Option for the balance of the fiscal year, provided such election is made prior to January 1, 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the Compensation Committee consisted of Messrs. Linvill, Almon, Hackworth and O'Rourke. Each member of the Compensation Committee is a nonemployee director. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation for the Named Executive Officers for the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION(1)
                             --------------------------------------------------------      LONG-TERM
                                                        QUARTERLY                         COMPENSATION
                                                         VARIABLE                       ----------------
                                                       COMPENSATION                       STOCK OPTION
                                                        AND ANNUAL     OTHER ANNUAL          GRANTS
NAME AND PRINCIPAL POSITION  FISCAL YEAR   SALARY($)   BONUS($)(2)    COMPENSATION($)   (# OF SHARES)(3)
---------------------------  -----------   ---------   ------------   ---------------   ----------------
Cyril J. Yansouni.........      1998        570,000           --          600,000(4)        500,000
  Chairman and Chief            1997        570,000      815,000               --           100,000
  Executive Officer             1996        570,000       99,750               --                --
Alan S. Lowe..............      1998        374,423           --               --            80,000
  President and Chief           1997        266,000      333,000               --           110,000
  Operating Officer             1996        242,000       24,200               --                --
Peter G. Bischoff(5)......      1998        284,792           --          231,446            50,000
  Executive Vice President      1997        258,000      212,000          217,000            50,000
                                1996        245,000       25,800          200,155                --
Michael A. Klyszeiko......      1998        309,577           --               --            50,000
  Executive Vice President      1997        255,000      218,000               --            50,000
  Operations                    1996        255,000       25,500               --            10,000
James Murphy..............      1998        259,615           --          102,031(6)         50,000
  Senior Vice President         1997        201,923       60,900           65,374            50,000
  Customer Business Units       1996        180,000       18,000               --            10,000
Ralph Patterson(7)........      1998        223,976           --          258,861                --
  Senior Vice President         1997        243,000      203,000          129,000            60,000
  Research & Development        1996        125,000       39,000           69,147            70,000

---------------
(1) Excludes certain perquisites and other amounts, such as car allowance, which for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer. The Company has no restricted stock award programs, stock appreciation rights or long-term investment plans.

(2) Includes quarterly variable compensation and annual bonus awards earned for performance in the fiscal year noted even though portions of such amounts may be payable in subsequent years. Excludes quarterly variable compensation and annual bonus awards paid in the fiscal year noted but earned in prior years.

    Also excludes modified vesting of certain stock options granted to such officers under the Company's annual bonus programs. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" and "Board Compensation Committee Report on Executive Compensation -- Annual Bonus Program."

(3) Fiscal 1998 Stock Option Grants do not include options granted in connection with the April and August 1998 Option Exchange Programs. See "Option Grants in Last Fiscal Year" table.

(4) Includes a bonus earned, with payment deferred, pursuant to his 1998 retention arrangement. See "Board Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer."

(5) Mr. Bischoff's fiscal 1996 other annual compensation includes payments pursuant to Mr. Bischoff's retention agreement dated April 1991, whereby the Company deposited $1,000,000 into a trust account to be invested at Mr. Bischoff's direction. All accrued income from the investment of the trust principal was also paid to Mr. Bischoff at the time of each annual payment. Each of Mr. Bischoff's fiscal 1997 and fiscal 1998 compensation includes payments under the October 1995 extension of Mr. Bischoff's retention arrangements. See "Certain Transactions."

(6) Mr. Murphy's other annual compensation in fiscal 1998 includes a $66,600 bonus payment made pursuant to an agreement with the Company. See "Certain Transactions."

(7) Mr. Patterson's other annual compensation includes payments pursuant to his employment agreement whereby Mr. Patterson received $96,000 and $62,000 in fiscal 1997 and 1996, respectively, for relocation purposes. In fiscal 1998 and in connection with his severance arrangement, Mr. Patterson received $250,000. Mr. Patterson's employment with the Company ended on August 20, 1998. See "Certain Transactions."

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 27, 1998, the last day of the Company's 1998 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                                                                 VALUES ($) AT ASSUMED
                                                                              ANNUAL RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS(1)                     APPRECIATION (THROUGH
                         --------------------------------------------------       EXPIRATION DATE)(2)
                                   % OF TOTAL                                 ----------------------------
                         OPTION     OPTIONS     EXERCISE PRICE   EXPIRATION        5%             10%
         NAME            GRANTS     GRANTED         ($/SH)          DATE        PER YEAR        PER YEAR
         ----            -------   ----------   --------------   ----------   ------------    ------------
Cyril J. Yansouni......  250,000      1.9%          14.750        01-20-08     2,319,049       5,876,925
                         250,000      1.9%          13.500        02-24-08     2,122,519       5,378,881

Alan S. Lowe...........   80,000      0.6%          19.875        10-31-07      --(3)           --(3)
                           5,000      0.0%          13.688        04-21-02      --(4)           --(4)
                          38,000      0.3%          13.688        02-25-03      --(4)           --(4)
                          35,000      0.3%          13.688        04-19-05      --(4)           --(4)
                           9,200      0.1%          13.688        09-25-05      --(4)           --(4)
                          60,000      0.5%          13.688        10-01-06      --(4)           --(4)
                          50,000      0.4%          13.688        04-30-07      --(4)           --(4)
                          80,000      0.6%          13.688        10-31-07      --(4)           --(4)
                          11,774      0.1%           7.563        10-20-03        25,745          57,196
                          30,000      0.2%           7.563        04-19-04        72,802         163,871
                           5,000      0.0%           7.563        04-21-02         7,496          16,023
                          38,000      0.3%           7.563        02-25-03        71,539         156,275
                          35,000      0.3%           7.563        04-19-05       102,367         236,640

                                                                                  POTENTIAL REALIZABLE
                                                                                 VALUES ($) AT ASSUMED
                                                                              ANNUAL RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS(1)                     APPRECIATION (THROUGH
                         --------------------------------------------------       EXPIRATION DATE)(2)
                                   % OF TOTAL                                 ----------------------------
                         OPTION     OPTIONS     EXERCISE PRICE   EXPIRATION        5%             10%
         NAME            GRANTS     GRANTED         ($/SH)          DATE        PER YEAR        PER YEAR
         ----            -------   ----------   --------------   ----------   ------------    ------------
Alan S. Lowe...........    9,200      0.1%           7.563        09-25-05        28,981          67,789
(cont'd)                  60,000      0.5%           7.563        10-01-06       221,683         533,231
                          50,000      0.4%           7.563        04-30-07       200,837         490,947
                          80,000      0.6%           7.563        10-31-07       344,405         853,956

Peter G. Bischoff......   50,000      0.4%          19.875        10-31-07      --(3)           --(3)
                          60,000      0.5%          13.688        09-01-02      --(4)           --(4)
                          60,000      0.5%          13.688        02-25-03      --(4)           --(4)
                          10,604      0.1%          13.688        09-25-05      --(4)           --(4)
                          50,000      0.4%          13.688        10-31-07      --(4)           --(4)
                          37,500      0.3%           7.563        04-19-04        91,002         204,839
                          40,000      0.3%           7.563        04-19-05       116,991         270,445
                          50,000      0.4%           7.563        10-01-06       184,735         444,359
                          60,000      0.5%           7.563        09-01-02        99,706         215,111
                          60,000      0.5%           7.563        02-25-03       112,956         246,750
                          10,604      0.1%           7.563        09-25-05        33,403          78,134
                          50,000      0.4%           7.563        10-31-07       215,253         533,723

Michael A. Klyszeiko...   50,000      0.4%          19.875        10-31-07      --(3)           --(3)
                          43,000      0.3%          13.688        02-25-03      --(4)           --(4)
                          35,000      0.3%          13.688        04-19-05      --(4)           --(4)
                          10,480      0.1%          13.688        09-25-05      --(4)           --(4)
                          10,000      0.1%          13.688        04-30-06      --(4)           --(4)
                          50,000      0.4%          13.688        10-01-06      --(4)           --(4)
                          50,000      0.4%          13.688        10-31-07      --(4)           --(4)
                          19,591      0.2%           7.563        10-20-03        42,838          95,170
                          40,000      0.3%           7.563        04-19-04        97,069         218,495
                          43,000      0.3%           7.563        02-25-03        80,952         176,838
                          35,000      0.3%           7.563        04-19-05       102,367         236,640
                          10,480      0.1%           7.563        09-25-05        33,013          77,220
                          10,000      0.1%           7.563        04-30-06        34,653          82,388
                          50,000      0.4%           7.563        10-01-06       184,735         444,359
                          50,000      0.4%           7.563        10-31-07       215,253         533,723

James Murphy...........   50,000      0.4%          19.875        10-31-07      --(3)           --(3)
                          12,043      0.1%          13.688        10-25-04      --(4)           --(4)
                          20,000      0.2%          13.688        04-19-05      --(4)           --(4)
                           6,288      0.0%          13.688        09-25-05      --(4)           --(4)
                          10,000      0.1%          13.688        04-30-06      --(4)           --(4)
                          50,000      0.4%          13.688        10-01-06      --(4)           --(4)
                          50,000      0.4%          13.688        10-31-07      --(4)           --(4)
                           5,000      0.0%           7.563        06-30-03        10,209          22,499
                           1,875      0.0%           7.563        07-19-04         4,779          10,829
                          12,043      0.1%           7.563        10-25-04        32,286          73,676
                          20,000      0.2%           7.563        04-19-05        58,496         135,223

                                                                                  POTENTIAL REALIZABLE
                                                                                 VALUES ($) AT ASSUMED
                                                                              ANNUAL RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS(1)                     APPRECIATION (THROUGH
                         --------------------------------------------------       EXPIRATION DATE)(2)
                                   % OF TOTAL                                 ----------------------------
                         OPTION     OPTIONS     EXERCISE PRICE   EXPIRATION        5%             10%
         NAME            GRANTS     GRANTED         ($/SH)          DATE        PER YEAR        PER YEAR
         ----            -------   ----------   --------------   ----------   ------------    ------------
James Murphy...........    6,288      0.0%           7.563        09-25-05        19,808          46,332
  (cont'd)                10,000      0.1%           7.563        04-30-06        34,653          82,388
                          50,000      0.4%           7.563        10-01-06       184,735         444,359
                          50,000      0.4%           7.563        10-31-07       215,253         533,723

Ralph Patterson........       --       --               --              --            --              --

---------------
(1) These options were granted under the 1995 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The 1995 Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options granted under the 1995 Plan, the optionee shall have the right to exercise the option as to all shares (including shares for which the option would not otherwise be exercisable) for a period of 15 days from the date the optionee receives notice thereof from the administrator. Options vest over four years (25% on each of the first four anniversaries of the grant date).

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.

(3) This option was issued on October 31, 1997 and was subsequently cancelled in connection with the April 3, 1998 Option Exchange Program. Accordingly, this option is no longer outstanding and has no potential realizable value. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

(4) This option was issued in connection with the April 3, 1998 Option Exchange Program and was subsequently cancelled in connection with the August 6, 1998 Option Exchange Program. Accordingly, this option is no longer outstanding and has no potential realizable value. See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                            DOLLAR VALUE OF
                                                          NUMBER OF UNEXERCISED               UNEXERCISED
                                  SHARES                         OPTIONS                IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                  AT FISCAL YEAR END             FISCAL YEAR END(1)
                                    ON       VALUE     ---------------------------    ---------------------------
             NAME                EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
             ----                --------   --------   -----------   -------------    -----------   -------------
Cyril J. Yansouni..............    --         --         772,318         639,590       3,291,138            --
Alan S. Lowe...................    --         --              --         318,974(2)           --       139,551
Peter G. Bischoff..............    --         --          10,669         317,026(2)           --       134,796
Michael A. Klyszeiko...........    --         --              --         258,071(2)           --       112,907
James Murphy...................    --         --              --         155,206(2)           --        67,903
Ralph Patterson................    --         --              --              --              --            --

---------------
(1) Represents the difference between the closing price of the Company's Common Stock on September 27, 1998 of $8.00 per share and the exercise price of the options multiplied by the total number of shares.

(2) Numbers include options not exercisable due to the blackout period imposed under the terms of the applicable Option Exchange Program(s). See "Board Compensation Committee Report on Executive Compensation -- Stock Options."

OPTION EXCHANGE PROGRAMS

     The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its officers in April and August 1998. For further information with respect to such option exchanges, see "Board Compensation Committee Report on Executive Compensation -- Stock Options."

                      TABLE OF TEN-YEAR OPTION REPRICINGS

                                                                                                               WEIGHTED
                                                                                                              LENGTH OF
                                                                                                               ORIGINAL
                                            NUMBER OF                                                        OPTION TERM
                                            SECURITIES                           WEIGHTED                     REMAINING
                                            UNDERLYING     MARKET PRICE OF   EXERCISE PRICE AT              (IN YEARS) AT
                                           OPTIONS/SARS     STOCK AT TIME         TIME OF          NEW         DATE OF
                                           REPRICED OR     OF REPRICING OR     REPRICING OR      EXERCISE    REPRICING OR
 NAME AND PRINCIPAL POSITION      DATE      AMENDED(#)      AMENDMENT($)       AMENDMENT($)      PRICE($)     AMENDMENT
 ---------------------------    --------   ------------    ---------------   -----------------   --------   --------------
Cyril J. Yansouni(1)..........  04-03-98          --                --                 --             --           --
  Chairman and Chief            08-06-98          --                --                 --             --           --
  Executive Officer
Alan S. Lowe..................  04-03-98     277,200(2)        13.6875            21.1110        13.6875         8.13
  President and Chief           08-06-98     318,974            7.5625            13.3763         7.5625         7.49
  Operating Officer
Peter Bischoff................  04-03-98     180,604(2)        13.6875            23.5284        13.6875         6.19
  Executive Vice President      08-06-98     308,104            7.5625            14.5116         7.5625         6.32
Michael A. Klyszeiko..........  04-03-98     198,480(2)        13.6875            20.5200        13.6875         7.66
  Executive Vice President      08-06-98     258,071            7.5625            13.1172         7.5625         6.91
  Operations
John T. Kurtzweil.............  04-03-98     113,053(2)        13.6875            20.3094        13.6875         8.66
  Vice President, Finance       08-06-98     113,053            7.5625            13.6875         7.5625         8.32
  and Chief Financial Officer
Sherry McVicar................  04-03-98      89,569(2)        13.6875            22.3326        13.6875         7.06
  Vice President, Human         08-06-98     149,569            7.5625            14.9035         7.5625         6.69
  Resources
James Murphy..................  04-03-98     148,331(2)        13.6875            18.7663        13.6875         8.44
  Senior Vice President         08-06-98     155,206            7.5625            13.5657         7.5625         7.97
  Customer Business Units
Ralph Patterson(3)............  04-03-98          --                --                 --             --           --
  Senior Vice President         08-06-98          --                --                 --             --           --
  Research & Development
Mark Re(4)....................  04-03-98          --                --                 --             --           --
  Senior Vice President         08-06-98     100,000            7.5625            13.6875         7.5625         9.70
  Research & Development

---------------
(1) Mr. Yansouni was not eligible to participate in either the April 3 or August 6, 1998 Option Exchange Program.

(2) These options were cancelled in connection with the August 6, 1998 Option Exchange Program and are no longer outstanding.

(3) Mr. Patterson did not participate in either the April 3 or August 6, 1998 Option Exchange Program.

(4) Mr. Re was not eligible to participate in the April 3, 1998 Option Exchange Program.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of Messrs. Linvill, Almon, Hackworth and O'Rourke, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan"), 1995 Plan, 1998 Nonstatutory Stock Option Plan (the "1998 Plan") and Employee Stock Purchase Plan (the "Purchase Plan"). The Committee is assisted by the Company's Human Resources personnel, and by a compensation consulting firm which supplies the Committee statistical data and other executive compensation information to permit the

Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and stockholder interests through Company performance-based and equity-based plans, and to recognize individual contributions to Company performance.

     Compensation for the Company's executive officers consists of four principal elements: base salary, quarterly variable compensation, annual bonus and stock options. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

     Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultant. Executive officer base salaries are targeted towards the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions as well as individual performance and responsibilities. Mr. Yansouni's base compensation was $570,000 for fiscal 1997, and was not changed for fiscal 1998.

     Quarterly Variable Compensation. The Company's quarterly variable compensation program acknowledges both Company and individual performance, and is intended to bring the total of base salary plus quarterly variable compensation up to approximately the 75th percentile established by reference to the statistical data referenced above when all Company profitability and individual performance objectives are met.

     Under the quarterly program, each executive officer is eligible to receive quarterly variable compensation equal to a percentage, determined by the Committee, of that officer's base salary. At the beginning of the fiscal year, the Committee sets quarterly Company "profit after tax" ("PAT") goals for the year. No awards may be made under the program unless the Company is profitable. If the Company is profitable, quarterly award eligibility begins to accrue once the Company achieves 80% of the applicable quarterly PAT target, and increases on a straight-line basis to full eligibility at 100% of the applicable quarterly PAT target (e.g., at 90% of the applicable target, award eligibility is 50% of the executive's maximum percentage for the quarter). Once eligibility is established based on Company performance, 80% of that eligibility is paid, with the 20% balance payable based on individual performance considerations. If eligibility is established based on Company performance, actual awards can be adjusted upwards or downwards at the Committee's discretion for individual performance and other Company performance criteria. Quarterly awards for both the Chief Executive Officer and the President are based solely on Company performance.

     Quarterly variable compensation eligibility for fiscal 1998 ranged from 25% - 50% (or 6.25% - 12.5% per quarter) of the respective base salaries (the "Target Incentive") of the participating officers except the Company's Chief Executive Officer and President, whose percentages were each 70% (or 17.5% per quarter). Mr. Yansouni's quarterly variable eligibility was not changed in fiscal 1998. Based on the PAT goals set by the Committee for fiscal 1998, no quarterly awards were paid in fiscal 1998, with the exception of two quarterly awards paid to Mark Re as a condition of his employment with the Company, pursuant to his offer letter.

     Annual Bonus. The Company's annual bonus program also acknowledges Company and individual performance. The annual program is intended to bring the executives' total compensation (base salary, quarterly variable compensation and annual bonus) above the 90th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. The annual bonus program was modified in fiscal 1998 to consist of two components: "Year-End On Plan Bonus" and "Year-End Over Plan Bonus."

     The Year-End On Plan Bonus is based on Company PAT performance for the full fiscal year. Under this program, a year end "on plan" bonus is paid if, at the end of the fiscal year, the annual PAT target for the Company is achieved. Upon attaining 100% of the annual PAT goal, an executive may earn 0.5 times his Target Incentive.

     The Year-End Over Plan Bonus, formerly called the "Super Bonus," was modified during fiscal year 1998. This plan, which provides a maximum payout of
2.0 times Target Incentive, has two criteria for payout. Each of these two criteria is equally weighted in the calculation of bonus awards. The first criteria is PAT achievement exceeding 100% of the target. The second criteria, which varies annually, is designed to reinforce issues requiring particular executive attention. For fiscal year 1998, the second criteria was improvement in asset management (capital expenditure as a percentage of revenue). No year-end over plan bonus may be paid unless at least 100% of the annual PAT is achieved.

     During fiscal 1998, the Company did not meet its annual PAT target, and no annual bonuses were paid to any executive.

     Stock Options. Under the Company's 1995 Plan, stock options may be granted to executive officers of the Company, and under the Company's 1998 Plan, stock options may be granted to other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities, position and upon information provided by the Company's compensation consultant. Thereafter, executives are considered for additional stock option grants annually; if made, the number of shares subject to any grant is based primarily on an individual's performance, responsibilities and position with the Company, as well as on the individual's present outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's stockholders. All stock options granted to the Company's executive officers are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options typically vest over four years (25% on each of the first four anniversaries of the grant date).

     Vesting is designed to encourage the creation of stockholder value over the long term, as no benefit is realized from a stock option grant unless the price of the Common Stock rises over a number of years and the option holder is actively employed at the time of vesting. In February 1998, the Company's Board of Directors (the "Board") reviewed employees' outstanding options and determined that many employees of the Company held options at exercise prices that limited the options' effectiveness as a long-term incentive and as a tool for employee retention. Accordingly, the Board approved an option exchange program (the "April Exchange Program"), whereby employees were permitted to voluntarily exchange options held for new options (the "April Options") on a one-for-one basis with a new exercise price of $13.6875, the closing price of the Company's Common Stock on April 3, 1998 (the "Effective Date"). The number of options held, vested amount, vesting schedule and term of options exchanged did not change; however, new options held by executive compensation plan participants or by executive officers could not be exercised for one year following the Effective Date, and new options held by all other employees could not be exercised for a period of six months following the Effective Date. As further consideration to the Company for extending this benefit, the Board significantly reduced the number of option grants made to employees in July and October under the Merit Stock Program and executive compensation plan, respectively. All executive officers, except Mr. Yansouni, elected to participate in the April Exchange Program. Mr. Yansouni was precluded from participating in the April Exchange Program, as were former employees of the Company.

     In August 1998, due to turbulent conditions within the disk drive industry, stock prices continued to fall and the Board again found it necessary to approve an option exchange program. Under this second exchange program (the "August Exchange Program"), unless otherwise directed by the option holder before August 6, 1998, the Company canceled all options with an exercise price higher than $7.5625 and automatically issued new options (the "August Options") on a one-for-one basis with a new exercise price equal to $7.5625. As in the April Exchange Program, the number of options held, vested amount, vesting schedule and term of options exchanged did not change; however, except as provided in the applicable stock plan, no August Options may be exercised before August 5, 1999. All executive officers, except Mr. Yansouni, participated in the August

Exchange Program. Mr. Yansouni was precluded from participating in the August Exchange Program, as were former employees of the Company.

     Compensation of the Chief Executive Officer. In October 1997, the Committee approved an executive retention arrangement for Mr. Yansouni. Pursuant to this arrangement Mr. Yansouni was granted an option to purchase 250,000 shares of Common Stock at the fair market value on January 20, 1998 and an additional option to purchase 250,000 shares of Common Stock on February 24, 1998. These options vest as to 50%, 25% and 25% of the shares on January 20, 2000, 2001 and 2002, respectively.

     Also pursuant to this arrangement, the Committee had the discretion to make a grant in October 1998 of 250,000 shares of restricted stock to Mr. Yansouni. However, in lieu of this restricted stock grant, the Committee determined it to be in the best interest of the Company to offer Mr. Yansouni a retention arrangement consisting of (i) a stock option grant and (ii) a leadership bonus opportunity (the "Leadership Bonus"). In light of increasingly competitive industry conditions during fiscal year 1998, the Board determined that ensuring continuity of leadership was critical to the Company's ability to reach its goals of achieving technology leadership, broadening its customer base, attaining cost reductions through operational excellence and further strengthening and developing its management team.

     Accordingly, on October 1, 1998, the Committee granted Mr. Yansouni an option to purchase 500,000 shares of Common Stock at the fair market value on such date. This option shall vest as to 50%, 25% and 25% of the shares on January 20, 2000, 2001 and 2002, respectively. In the event of the death or disability of Mr. Yansouni or a change in control of the Company (as defined in the Management Severance Plan (the "Severance Plan") adopted by the Board in March 1997, as further described below) on or prior to January 20, 1999, the options granted to Mr. Yansouni on January 20, February 24 and October 1, 1998 will vest immediately as to an additional twelve months. In the event of the death or disability of Mr. Yansouni after January 20, 1999, the options granted to Mr. Yansouni on January 20, February 24 and October 1, 1998, will vest as to an additional twelve months. In the event the Company terminates Mr. Yansouni's employment with the Company other than for cause, including removing or replacing Mr. Yansouni as Chief Executive Officer, the options granted to Mr. Yansouni on January 20, February 24 and October 1, 1998 vest in full.

     The Leadership Bonus portion of this executive retention arrangement is based upon Mr. Yansouni's continued status as Chief Executive Officer of the Company during fiscal years 1998, 1999, 2000, 2001 and 2002. As part of the Leadership Bonus, Mr. Yansouni was eligible to receive an award of $600,000 on September 27, 1998. Provided Mr. Yansouni remains Chief Executive Officer on the last day of the applicable fiscal year, he will be further eligible to receive awards of $1,000,000 on the last day of fiscal years 1999, 2000, 2001 and 2002, respectively. Payment of all or a portion of each award may be deferred either
(i) by Mr. Yansouni's irrevocable election on or before December 31 of the year preceding a given payment, or (ii) by the Company in order to preserve its tax deduction under Section 162(m), as necessary. Either of these deferral elections shall render the corresponding amount(s), plus interest accrued at a rate of 5% per annum during the deferral period, payable to Mr. Yansouni following a change in control of the Company or termination of Mr. Yansouni's employment with the Company for any reason. In September 1998, the Company elected to defer payment of Mr. Yansouni's $600,000 award.

     In the event of Mr. Yansouni's death or disability or a change in control, award of the next payable installment shall be accelerated to coincide with the date of such change in control, death or disability. If following a change of control Mr. Yansouni remains Chief Executive Officer, all remaining, unpaid installments shall be paid as described above unless the Board specifies otherwise.

     The Board may terminate or replace Mr. Yansouni as Chief Executive Officer at any time. In such case, and provided he is not removed for cause, Mr. Yansouni shall be awarded the pro rata amount of the next payable installment; additionally, the Committee at its sole discretion may award Mr. Yansouni a further leadership award payment which, when added to the pro rata amount, may not exceed $1,000,000. Should Mr. Yansouni voluntarily resign from his position as Chief Executive Officer, the Committee may, but is not required to, pay Mr. Yansouni the pro rata amount of the next payable award. If Mr. Yansouni is terminated for cause, he shall not be eligible to receive any portion of the award for the fiscal year in which such termination occurs.

     Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company's Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 100 shares of Common Stock per employee per year.

     Mr. Yansouni receives no other material compensation or benefits not provided to all executive officers.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction is necessary in some circumstances. In particular, the Committee notes that in the event that Company and individual performance goals are achieved under the Company's quarterly variable compensation program and annual bonus program, the cash compensation of certain officers may exceed the $1,000,000 threshold.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          JOHN G. LINVILL
                                          WILLIAM J. ALMON
                                          MICHAEL L. HACKWORTH
                                          MATTHEW J. O'ROURKE

CERTAIN TRANSACTIONS

     In April 1991, the Company entered into a retention arrangement with Peter
G. Bischoff, Executive Vice President, pursuant to which the Company deposited $1,000,000 into an interest bearing account and agreed to pay to Mr. Bischoff $200,000 of such amount plus all accrued interest on February 15 of each of 1992 through 1996. In October 1995, the Board extended Mr. Bischoff's retention arrangement for four years such that Mr. Bischoff receives $200,000 on the last day of February 1997, 1998, 1999 and 2000, respectively, provided he remains an employee in good standing of the Company at the time of each award. In extending this arrangement, however, the Board eliminated the trust requirement.

     Upon his relocation to California, and in connection with his initial employment with the Company, the Company loaned John T. Kurtzweil, Vice President Finance and Chief Financial Officer, $145,000 in October 1995, for the purchase of his principal residence in Northern California. This loan does not bear interest and is secured by a second deed of trust in favor of the Company. The maximum amount outstanding under this loan during fiscal 1998, and the amount outstanding at December 31, 1998, was $145,000. The Company also agreed to pay Mr. Kurtzweil cash bonuses in the amount of $72,500 in each of January 2000 and 2001, provided he is an employee in good standing on such dates. The loan is repayable in two installments of $72,500 in each of January 2000 and 2001, or in full 90 days following Mr. Kurtzweil's termination of employment with the Company.

     Upon his relocation to California, and in connection with his initial employment with the Company as Senior Vice President, Research and Development, the Company loaned Ralph Patterson $250,000 in July 1996 for the purchase of his principal residence in Northern California. This loan did not bear interest and was secured by a second deed of trust in favor of the Company. The maximum amount outstanding under this loan during fiscal 1998 was $250,000. In connection with Mr. Patterson's severance arrangement, the Company paid him $250,000. Mr. Patterson paid the loan in full in August 1998.

     In October 1996, the Company loaned James Murphy, the Company's Senior Vice President, Customer Business Units, $200,000 in connection with the purchase of his principal residence in Northern California. This loan bears interest at 6.02% per annum and is secured by a second deed of trust in favor of the Company. Accrued interest on the outstanding balance of the loan is due annually; however the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding under this loan during fiscal 1998 was $133,400 and the amount outstanding as of December 31, 1998 was $66,800. Provided he is an employee in good standing on each such date, the Company also agreed to pay Mr. Murphy two retention bonuses of $66,600 on the first two anniversaries of the date of the loan, respectively, and one retention bonus of $66,800 on the third anniversary of the date of the loan. Mr. Murphy was an employee in good standing in October 1997 and October 1998, and received the first and second anniversary retention bonuses of $66,600, respectively. The principal amount of the loan is payable in installments of $66,600, $66,600 and $66,800 on the first, second and third anniversaries of the loan, respectively, or in full 90 days following Mr. Murphy's termination of employment with the Company. In October 1997 and October 1998, Mr. Murphy paid the first two principal installment payments of $66,600, respectively.

     In April 1998, in connection with his initial employment with the Company, the Company loaned Mark Re, the Company's Senior Vice President, Research and Development, $200,000 in connection with the purchase of his principal residence in Northern California. This loan bears interest at a rate of 5.48% per annum and is secured by a second deed of trust in favor of the Company. Accrued interest on the outstanding balance of the loan is due annually; however the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding under this loan during fiscal 1998 and the amount outstanding as of December 31, 1998, was $200,000. The Company paid Mr. Re a hire-on bonus of $75,000 and, provided he is an employee in good standing on each such date, also agreed to pay two retention bonuses of $50,000 and $75,000 on December 31, 1998 and December 31, 1999, respectively. The principal amount of the loan is payable in full on September 30, 2000, or in full 90 days following Mr. Re's termination of employment with the Company. If bonuses paid to Mr. Re under the Company's executive bonus programs, which do not include the hire-on bonuses described in this paragraph, for fiscal 1999 and 2000 (collectively, the "Bonuses") total less than $200,000, the Company has agreed to pay Mr. Re an additional bonus on September 30, 2000 equal to the difference between $200,000 and the Bonuses.

     In March 1997, the Company's Board of Directors adopted a Management Severance Plan (the "Severance Plan") which provides for severance payments to the Company's executive officers in certain circumstances following a change in control. Specifically, the Severance Plan provides that if a participant's employment with the Company terminates as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within eighteen months following a change in control, the participant will receive a one-time payment, equal to: (i) two times the participant's Annual Compensation (generally, base salary plus the yearly average of quarterly and annual bonuses received by the participant over the preceding three years), plus
(ii) the participant's Pro-Rated Bonus Amount (generally, quarterly and annual bonuses prorated through the date of the change in control). In such event, the participant is also entitled to receive medical, dental, vision, disability life insurance and other employee benefits no less favorable than those provided immediately prior to the change in control for twenty-four months following the change in control. In addition, the participant's stock options will continue to vest for twelve months following the change in control.

     Under the Severance Plan, a "change in control" means the occurrence of any of the following events: (i) a person becomes the beneficial owner of 50% or more of the total voting power of the Company's outstanding voting securities,
(ii) a change in the composition of the Company's Board of Directors occurs within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Severance Plan), (iii) the consummation of a merger or consolidation of the Company other than one in which the voting securities of the Company outstanding immediately prior thereto continue to represent more than 50% of the total voting power of the Company or the surviving corporation following such transaction, or (iv) the sale by the Company of all or substantially all of its assets. Payments under the Severance Plan are subject to reduction under certain circumstances to the extent such payments would constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code. The Severance Plan will terminate on the fifth anniversary of its effective date unless (i) the plan is extended by the Board, (ii) the plan is terminated by the Board, or (iii) a change in control occurs prior to such fifth anniversary.

     With respect to the loans to Messrs. Kurtzweil , Murphy and Re, the Company has agreed to pay each such officer a lump sum cash bonus equal to the then outstanding balance on the respective loan plus any accrued interest in the event the officer's employment is terminated within 18 months following a change in control (as defined in the Severance Plan) of the Company as a result of an Involuntary Termination (as defined in the Severance Plan) other than for Cause (as defined in the Severance Plan).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1998, all Section 16 filing requirements were met.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard and Poor's 500 Composite Index and the Hambrecht and Quist Computer Hardware Sector Index for the period from September 30, 1993 through September 28, 1998. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard and Poor's 500 Composite Index and the stocks represented in the Hambrecht and Quist Computer Hardware Sector Index, respectively. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

                                                                                    S & P 500               HAMBRECHT & QUIST
                                                        READ-RITE                   ---------                   COMPUTER
                                                       CORPORATION                                              HARDWARE
                                                       -----------                                          -----------------
Sep-93                                                   100.00                      100.00                      100.00
Sep-94                                                   176.47                      103.69                      132.22
Sep-95                                                   343.53                      134.53                      210.53
Sep-96                                                   148.24                      161.89                      254.70
Sep-97                                                   230.59                      227.37                      492.40
Sep-98                                                    73.53                      247.93                      549.65

                                 PROPOSAL TWO:

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Purchase Plan was adopted by the Board in January 1992 and approved by the stockholders in February 1993. Prior to the adoption of the amendment discussed below, a total of 1,500,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. In October 1998, the Board amended the Purchase Plan, subject to stockholder approval, to increase the shares reserved for issuance from 1,500,000 shares to 3,500,000 shares. The stockholders are being asked to approve this share increase at the Annual Meeting. Also in October 1998, the Board further amended the Purchase Plan to limit the aggregate number of shares of Common Stock that may be optioned and sold in any one six-month purchase period to 250,000 shares, provided, however, that the Board may determine it necessary from time to time to adjust this limit, and that for the purchase period beginning October 1, 1998, the limit shall be 350,000 shares. The Board believes that increasing the number of shares available under the Purchase Plan will enable the Company to continue its policy of encouraging employee equity participation in the Company by enabling employees to purchase the Company's Common Stock at a discount from the market price through voluntary payroll deductions. Additionally, by limiting the number of shares that may be issued in a given period, the Board believes this increase in shares shall be sufficient to continue the Purchase Plan without need for additional shares for approximately three years. The Board believes the continued opportunity for employee equity participation will promote the attraction, retention and motivation of employees.

PURCHASE PLAN ACTIVITY

     To date (without taking into account the proposed amendment to the Purchase
Plan), the Company has issued and sold an aggregate of 1,499,456 shares of Common Stock pursuant to the Purchase Plan and only 544 shares of Common Stock are available for future issuance thereunder. Based on the number of employees that have elected to participate in the current offering period, all of the remaining shares under the Purchase Plan will be used during the current purchase period (which ends on April 30, 1999). Accordingly, unless the stockholders approve the amendment to the Purchase Plan, the Company will not have an employee stock purchase plan when the current offering period ends on April 30, 1999. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the Company's last fiscal year by each of the Named Executive Officers, all current executive officers as a group and all employees (excluding the executive officers) as a group:

                                                                            NUMBER OF SHARES
                        NAME                           DOLLAR VALUE($)(1)   PURCHASED(#)(2)
                        ----                           ------------------   ----------------
Cyril J. Yansouni....................................         24,248              1,453
Alan S. Lowe.........................................         25,400              1,524
Peter G. Bischoff(3).................................             --                 --
Michael A. Klyszeiko(3)..............................             --                 --
James Murphy.........................................         15,235              1,103
Ralph Patterson(3)...................................             --                 --
All executive officers as a group (9 persons)........         92,481              5,688
All other employees (excluding executive officers)
  as a group.........................................      5,801,716            326,400

---------------
(1) Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the Purchase Plan is 15% below the lower of market value on the (i) first day or (ii) last day of the applicable purchase period. See "Summary of Purchase Plan" below.

(2) Includes shares purchased for the six month periods ended September 30, 1997 and March 31, 1998.

(3) Did not elect to participate in the Purchase Plan for the six month periods ended September 30, 1997 and March 31, 1998.

SUMMARY OF PURCHASE PLAN

     The purpose of the Purchase Plan is to provide a convenient and practical means for employees of the Company and its subsidiaries to purchase the Company's Common Stock and a method by which the Company may assist and encourage its employees to become stockholders. The Purchase Plan is intended to be a permanent program but the Board of Directors may terminate the Purchase Plan at any time.

     The Purchase Plan is intended to qualify under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and was originally implemented with a one-year offering period which commenced on April 1, 1992. Subsequent offering periods each has a six-month duration commencing on April 1 and October 1 of each year. Effective October 1998, the offering periods shall commence on May 1 and November 1 of each year. Accordingly, the current offering period shall have a seven month, rather than a six-month duration. The Purchase Plan is administered by the Committee. All individuals employed by the

Company or its subsidiaries on the fifteenth day of the month prior to commencement of an offering period are eligible to participate if they are customarily employed by the Company for at least twenty hours per week and at least five months per year; provided, however, that individuals holding 5% or more of the Company's Common Stock (directly or upon the exercise of options) are not eligible to participate. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions not exceeding 10% of an employee's compensation (and not more than $25,000 in fair market value in any calendar year with such value being determined as of the first day of an offering period), at a price equal to 85% of the closing sale price for the Common Stock reported on the Nasdaq National Market at the beginning or at the end of each offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

     In the event of a stock dividend, stock split or other change in capitalization affecting the Company's Common Stock, or in the event of any merger, sale or reorganization, appropriate adjustments will be made in the Purchase Plan's share reserve, the shares subject to purchase under each participant's purchase opportunity and the purchase price per share of Common Stock. In the event of a transfer of control of the Company pursuant to a sale of stock, a merger or a sale of assets, the Board may provide that the purchase opportunities under the Purchase Plan shall become fully exercisable or arrange with the successor corporation for such corporation to assume the Company's rights and obligations under the Purchase Plan. All purchase opportunities shall terminate as of the date of the transfer of control to the extent that the purchase opportunity is neither exercisable nor assumed by the successor corporation.

     The Board may amend or terminate the Purchase Plan at any time, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Purchase Plan, nor can any amendment be made without approval of the stockholders of the Company within twelve months of the date of the adoption of the amendment if the amendment would authorize the sale of more shares than are authorized under the Purchase Plan or would change the designation of the corporations whose employees may participate under the Purchase Plan.

UNITED STATES TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code, under which no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon the sale or other disposition of shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     THE FOREGOING SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY IN CONNECTION WITH THE PURCHASE PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANTS MAY RESIDE.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PURCHASE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                PROPOSAL THREE:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 1999 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR FISCAL 1999 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Milpitas, California
January 22, 1999

                              READ-RITE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

             (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 20, 1998*)

     1. Establishment of Plan. Read-Rite Corporation proposes to grant the opportunity to purchase the Company's Common Stock to employees of the Company and Subsidiaries (as hereinafter defined) pursuant to the Plan herein set forth. For purposes of this Plan, "Parent Corporation" and "Subsidiary" (collectively, "Subsidiaries") shall have the same meanings as, respectively, "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition herein.

     2. Purposes and Share Reserve. The purpose of the Plan is to provide employees of the Company and Subsidiaries with a convenient means to acquire an equity interest in the Company, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, to provide an incentive for continued employment and to help such employees provide for their future financial security. The maximum number of shares of Common Stock which may be issued under the Plan shall be 3,500,000 shares of the Company's authorized but unissued Common Stock or Common Stock which are treasury shares. In the event that any purchase opportunity for any reason expires or is canceled or terminated, the shares of Common Stock allocable to the unexercised portion of such purchase opportunity may again be subjected to a purchase opportunity.

     3. Administration and Shareholder Approval. The Plan is administered by the Compensation Committee appointed by the Board of Directors of the Company. Subject to the provisions of the Plan, all questions of interpretation or application of the Plan shall determined by the Compensation Committee, and its decisions shall be final and binding upon all participants. Members of the Compensation Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board of Directors of the Company for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

     The Company shall indemnify and hold harmless any member of the Compensation Committee or any employee to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorney's fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, criminal acts, or willful misconduct of such persons or to the extent such indemnification is prohibited by law. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this provision applies. If any person covered by this indemnification clause determines that the defense of the Company is inadequate, that person shall be entitled to retain separate legal counsel for his/her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs

---------
* To be voted on by stockholders at the Annual Meeting.

incurred in the course of such defense unless a court of competent jurisdiction finds such person acted in bad faith or engaged in criminal acts or willful misconduct. The Company may satisfy this obligation in whole or in part through the purchase of a policy or policies of insurance, but no insurer shall have any rights against the Company arising out of this provision.

     Notwithstanding any other provision of the Plan to the contrary, any purchase opportunity granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the purchase opportunities and/or the shares of Common Stock and (ii) for a purchase opportunity granted after the date the Board of Directors of the Company has initially adopted or amended the Plan, obtaining any necessary shareholder approval of the Plan with respect to such initial adoption or amendment for such purchase opportunity to be treated as an option described in section 423 of the Code or the grant or exercise of such purchase opportunity to not be treated as a non-exempt "purchase" under Section 16(b) of the Securities Exchange Act of 1934, as amended.

     4. Eligibility. Any employee of the Company and Subsidiaries is eligible to participate in the Plan except the following:

          (a) employees who are not employed by the Company or Subsidiaries on the 15th day of the month before the beginning of a Purchase Period, with respect to that Purchase Period;

          (b) employees who are customarily employed for less than 20 hours a week;

          (c) employees who are customarily employed for less than 5 months in a calendar year; and

          (d) employees who own or hold options to purchase or who, as a result of participation in this plan, would own or hold options to purchase, 5% or more of the Company's Common Stock within the meaning of section 423(b)(3) of the Code.

     5. Offering Dates. The Plan is implemented by sequential offerings of six months duration (the "Purchase Period"); however, the first Purchase Period shall have a twelve month duration commencing on April 1, 1992 and ending on March 31, 1993. Subsequent Purchase Periods shall commence April 1 and October 1 of each year and end on September 30 and March 31, respectively, thereafter. The first day of each Purchase Period shall be the "Offering Date" and the last day of each Purchase Period shall be the "Purchase Date".

     Notwithstanding the foregoing, the Compensation Committee may establish a different term for one or more Purchase Periods and/or different commencing and/or ending dates for such Purchase Periods. In the event the first and/or last day of a Purchase Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

     6. Participation in the Plan. Eligible employees become participants in the Plan on the first Offering Date after satisfying the eligibility requirements by delivering to the Company's or Subsidiary's (whichever employs such employee) payroll office (the "payroll office") not later than the 15th day of the month before such Offering Date a subscription agreement authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the payroll office by such date after becoming eligible to participate in the Plan shall not participate in the Plan for that Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing the subscription agreement with the payroll office not later than the 15th day of the month preceding a subsequent Offering Date. Once an employee becomes a participant in the Plan, such employee will automatically participate in each successive offering until such time as such employee withdraws, or is withdrawn, from the Plan as set forth below, and is not required to file any additional subscription agreements for subsequent Purchase Periods in order to continue participation in the Plan.

     7. Grant of Purchase Opportunity on Enrollment. Enrollment by an eligible employee in the Plan with respect to a Purchase Period will constitute the grant (as of the Offering Date) by the Company to such employee an opportunity to purchase shares of Common Stock from the Company under the Plan. All participants granted a purchase opportunity under the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Re-enrollment by a participant in the Plan (but not merely an increase or decrease in the level of payroll withholding) will constitute the grant by the Company to the participant of a purchase opportunity on the first day of the Offering Period with respect to which such re-enrollment occurs. Any participant whose opportunity to purchase expires and who has not withdrawn from the Plan will automatically be reenrolled in the Plan and granted a new purchase opportunity on the first date of the next Offering Period.

     8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

          (a)  The fair market value on the Offering Date; or

          (b) The fair market value of the Common Stock on the Purchase Date. For purposes of the Plan, the term "fair market value" shall mean for the applicable date the closing price of a share of the Common Stock as reported on the NASDAQ National Market System or, if not so reported, as reported on such other stock exchange or market system on which the Common Stock is traded as determined by the Compensation Committee, or as otherwise determined by the Compensation Committee if shares of Common Stock are not so reported.

     9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

          (a) Payment for the purchase price of the shares of Common Stock is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the employee's base pay in one percent (1%) increments not to exceed 10%. Base pay (a) shall include all salaries, commissions, and advances paid against future commissions, before deduction for any contributions to any plan maintained by the Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include over-time, bonuses, annual awards, other incentive payments, shift premiums, long-term disability, worker's compensation or any other payments not specifically referenced in (a). Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Purchase Period unless sooner altered or terminated as provided in the Plan.

          (b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the payroll office a new authorization for payroll deductions (which must be expressed as a whole percentage of the employee's base pay in one percent (1%) increments, including zero percent (0%)). A decrease in a participant's payroll deductions to zero percent (0%) during a Purchase Period shall not constitute the participant's withdrawal from such Purchase Period and the Plan unless the participant expressly elects such a withdrawal in writing in accordance with the requirements of Section 11 of the Plan. Such change in the rate of payroll deductions may be made at any time during a Purchase Period, but not more than one change may be made effective during any Purchase Period. A participant may increase or lower the rate of payroll deductions for any subsequent Purchase Period by filing with the payroll office a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Purchase Period.

          (c) All payroll deductions made for a participant are credited to his/her account under the Plan and are deposited with the general funds of the Company; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

          (d) On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not terminated prior to a given Purchase Date, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved to the extent permitted by the Plan. The purchase price per share shall be as specified in Section 8 of the Plan. Any amount remaining in such participant's account representing any excess over the sum required to purchase whole shares shall be held for purchases on the next Purchase Date unless the remaining amount equals or exceeds the sum required to purchase one whole share of Common Stock at the end of the relevant Purchase Period, or the Plan has been oversubscribed, in which case such funds shall be returned to the member. No Common Stock shall be purchased on behalf of any employee whose participation in the Plan has terminated prior to the last day of a Purchase Period.

          (e) Subject to the provisions of this Plan, as promptly as practical after the Purchase Date, the Company shall cause to be delivered to the participant, or the participant's agent, certificates representing the shares of Common Stock purchased by the participant. Delivery shall be deemed effective for all purposes when the Company's stock transfer agent deposits the stock certificates in the United States mail addressed to the participant, or the participant's agent, at the address specified by the participant. Prior to the date of issuance of a stock certificate for the shares of Common Stock being purchased, a participant shall have no rights as a shareholder of the Company by virtue of participation in the Plan.

          (f) The Company may, from time to time, establish or change (i) a minimum required withholding amount for participation in any Purchase Period,
(ii) limitations on the frequency and/or number of changes in the amount withheld during a Purchase Period, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of subscription agreements,
(v) the date(s) and manner by which the fair market value of the Common Stock is determined for purposes of the administration of the Plan, and/or (vi) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion which are consistent with the Plan, and Section 423 of the Code.

          (g) Any portion of a participant's purchase opportunity remaining unexercised after the end of the Purchase Period to which it relates shall expire immediately upon the end of such Purchase Period.

     10.  Designation of Beneficiary.

          a. A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option in exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          b. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the company, then to such other person as the Company may designate.

     11. Limitation on Shares to be Purchased. No employee shall be entitled to purchase Common Stock under the Plan at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan. If the number of shares to be purchased by all employees participating in the Plan exceeds the number of shares available in the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practical and as the Compensation Committee shall determine to be equitable. Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this paragraph shall be returned to the participant at the end of the Purchase Period, unless insufficient to purchase a whole share of Common Stock as provided in Section 9(d) of the Plan, or at such other time as the Compensation Committee shall determine.

     12. Withdrawal. Each participant may withdraw from the Plan by signing and delivering to the payroll office notice on a form provided for such purpose. Such withdrawal may be elected at any time for a Purchase Period prior to the Purchase Date for that Purchase Period.

     Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee and his/her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he/she may not resume his/her participation in the Plan during the same Purchase Period, but he/she may participate in any succeeding Purchase Period under the Plan by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in the Plan.

     13. Termination of Employment. Termination of a participant's employment for any reason, including retirement, disability or death or the failure of a participant to remain an eligible employee, terminates his/her participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him/her or, in the case of his/her death, to his/her legal representative.

     14. Repayment of Payroll Deductions Without Interest. In the event an employee's interest in the Plan is terminated, or in the event the Plan is terminated by the Board of Directors of the Company, the Company shall promptly deliver to the employee the payroll deductions credited to his/her account. No interest shall accrue on the payroll deductions of a participant in the Plan.

     15. Capital Changes. In the event of changes in the Common Stock of the Company due to stock dividends, stock splits or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company in the Plan's share reserve, the shares subject to purchase under a participant's purchase opportunity, and in the purchase price per share of Common Stock.

     16. Nonassignability. No rights or accumulated payroll deductions of an employee under the Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election by such employee to withdraw from the Plan.

     17. Reports. Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his/her account setting forth the total payroll deductions accumulated, the number of shares of Common Stock purchased and the remaining cash balance, if any, carried forward to the next Purchase Period or returned to the participant, as the case may be.

     18. No Obligation. Neither this Plan nor the grant of any opportunity to purchase hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

     19. Headings. Headings have been provided for purposes of identification and organization only and shall not be treated as operative provisions of the Plan.

     20. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company.

          (a) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

          (b) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or

          (c) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the shareholders of the Company before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

     In the event of a Transfer of Control, the Board of Directors of the Company shall provide that purchase opportunities granted under the Plan shall be fully exercisable to the extent of each participant's account balance for the Purchase Period as of a date prior to the Transfer of Control. All purchase opportunities shall terminate effective as of the date of the Transfer of Control to the extent that the purchase opportunity is not exercised as of the date of the Transfer of Control.

     21. Restriction on Issuance or Transfer of Shares. The issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A purchase opportunity may be not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. In addition, no purchase opportunity may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the purchase opportunity be in effect with respect to the shares of Common Stock issuable upon exercise of the purchase opportunity, or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the purchase opportunity may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of the purchase opportunity, the Company may require the participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

     The Company may at any time place legends or other identifying symbols regarding any applicable federal and/or state securities restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Common Stock issued under the Plan. The participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired under the Plan in the possession of the participant in order to carry out these provisions.

     The Company, in its absolute discretion may impose such restrictions on the transferability of the shares of Common Stock purchased under the Plan as it deems appropriate and any such restriction may be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares. The Company may require the employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of a purchase opportunity within two years from the date of granting such opportunity or one year from the date of exercise of such opportunity. The Company may direct that the certificates evidencing shares of Common Stock acquired under the Plan refer to such requirement to give prompt notice of disposition.

     22. Amendment or Termination of the Plan. This Plan shall continue until terminated by the Board of Directors of the Company or until all of the shares of Common Stock reserved for issuance under the Plan have been issued, whichever occurs first.

     The Board of Directors of the Company may at any time terminate the Plan, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Plan, except as expressly permitted by the Plan. The Board of Directors or any officer as may be authorized by the Board of Directors from time to time may at any time amend the Plan, provided that no amendment makes any change in shares of Common Stock or purchase opportunities previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the designation of corporations whose employees may be offered purchase opportunities under the Plan. In addition to the foregoing, approval of the Company's shareholders shall be sought for any amendment to the Plan for which the Board of Directors deems shareholder approval necessary in order to comply with Rule 16b-3.

     Notwithstanding any other provisions of the Plan to the contrary, in the event of an amendment to the Plan which affects the rights or privileges of purchase opportunities offered under the Plan, each participant with an outstanding purchase opportunity shall have the right to exercise such outstanding purchase opportunity on the effective date of the amendment and to participate in the Plan for the remaining term of such outstanding purchase opportunity pursuant to the terms and conditions of the Plan, as amended. If in accordance with the preceding sentence, a participant elects to exercise such outstanding purchase opportunity and to commence participation in the Plan, as amended on the effective date of such amendment, the participant shall be deemed to have received a new purchase opportunity on such effective date, and such effective date shall be deemed the Offering Date for such new purchase opportunity.

     IN WITNESS WHEREOF, the undersigned Secretary of Read-Rite Corporation, a Delaware corporation, hereby declares that the Read-Rite Corporation Employee Stock Purchase Plan was adopted by the Board of Directors of Read-Rite Corporation at its meeting on January 30, 1992, readopted at its meeting on November 16, 1992, amended at its meeting on December 19, 1994, and further amended at its meetings on October 22, 1996, July 22, 1997, and October 20, 1998.


                                   ---------------------------------------------
                                   Andrew C. Holcomb
                                   Associate General Counsel and Secretary

                             READ-RITE CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CYRIL J. YANSOUNI and JANE CONN, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Read-Rite Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's facility at 44100 Osgood Road, Fremont, California, on February 25, 1999, at 10:00 a.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified below or, if no specification is made, FOR the election of directors, FOR the proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder, FOR the appointment of Ernst & Young LLP, as independent auditors, and in accordance with their discretion on such other matters that may be properly come before the meeting.

                The directors recommend a FOR vote on each item.

                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------

1.   ELECTION OF DIRECTORS:
     (Instructions: To withhold authority to vote for any individual nominee, strike that nominee's name below.)

     Nominees:      Cyril J. Yansouni        William J. Almon
                    John G. Linvill          Matthew J. O'Rourke
                    Michael L. Hackworth

               FOR                 WITHHOLD
          All nominees             AUTHORITY
         listed (except           to vote for
          as withheld)          nominees listed
               [ ]                    [ ]

2. To amend the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

               FOR       AGAINST        ABSTAIN
               [ ]         [ ]            [ ]

3. Proposal to ratify the appointment of Ernst & Young LLP, as independent auditors for the 1999 fiscal year.

               FOR       AGAINST        ABSTAIN
               [ ]         [ ]            [ ]

I plan to attend the meeting:

               YES            NO
               [ ]            [ ]


Signature(s)                                 Dated:              , 1999
            -----------------------------          -------------
(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this proxy.)